Exhibit 99.1

Pulmatrix Announces First Patient Dosed in Phase 2b Study of PUR1900 for Treatment of Allergic Bronchopulmonary Aspergillosis (ABPA) in Subjects with Asthma

LEXINGTON, Mass., February 6, 2023 – Pulmatrix, Inc. (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious disease using its patented iSPERSE™ technology, today announced the first patient dosed in a Phase 2b trial evaluating safety and efficacy of PUR1900 in subjects with Allergic Bronchopulmonary Aspergillosis (ABPA) and asthma. PUR1900 is the company’s iSPERSE-enabled dry powder formulation of itraconazole, developed for inhaled pulmonary delivery.

The Phase 2 trial is designed as a randomized, double-blind, multi-center, placebo-controlled study to evaluate the efficacy and duration of treatment with itraconazole, administered as a dry powder for inhalation (PUR1900). The multi-center study is expected to be conducted in the United States, United Kingdom, Australia and France. Endpoints include safety, tolerability, and potential efficacy outcomes in adult patients with asthma and ABPA.

The study has dosed the first of 30 planned study subjects. Subjects will be administered study drug daily for 16-weeks, followed by an 8-week, post-dose observation period. Patients will be randomly assigned to placebo, 20 mg PUR1900 or 40 mg PUR1900 (1:1:1) dose groups by oral inhalation.

Ted Raad, Chief Executive Officer of Pulmatrix, noted “The dosing of our Phase 2 study is an important milestone for Pulmatrix and supports our partnership with Cipla to bring this important therapy to patients with ABPA and asthma. Initiating this study this quarter as planned, allows us to maintain our momentum towards expected proof-of-concept data by mid-2024.”

Dr. Margaret Wasilewski, Chief Medical Officer of Pulmatrix, commented, “Starting our patient dosing of PUR1900 is a very exciting achievement for Pulmatrix. PUR1900 has the potential to prevent the dose-limiting side effects of oral antifungal treatments, while delivering more drug to the site of infection, in the lungs. This study will assess the efficacy of PUR1900 in patients with asthma and ABPA, which we believe is an important advancement since PUR1900 has the potential to become the first treatment approved for this patient population.”

About Allergic Bronchopulmonary Aspergillosis (ABPA)

Allergic bronchopulmonary aspergillosis (ABPA) is an exaggerated response of the immune system to the fungus Aspergillus fumigatus in patients with asthma and cystic fibrosis. Aspergillus, a ubiquitous fungus, colonizes the airways of patients with asthma and cystic fibrosis and triggers an intense inflammatory response that results in worsening symptoms, more frequent exacerbations, and ultimately lung damage. Current treatment for ABPA consists of prolonged courses of oral corticosteroids, and oral antifungal therapy is added in patients who do not respond adequately to oral corticosteroid therapy alone. Published studies evaluating antifungal agents in patients with ABPA report some degree of improved disease control leading to the reduction of oral corticosteroid dose. However, the use of oral antifungal therapy is limited by systemic side effects and poor bioavailability in the airways. ABPA is estimated to occur in approximately 1.5% of adult patients with asthma, with about 300,000 affected individuals in the US and approximately 5 million patients with asthma worldwide.

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases, such as PUR1900 for allergic bronchopulmonary aspergillosis (“ABPA”), PUR1800 for Chronic Obstructive Pulmonary Disease (“COPD”), and for PUR3100 for neurologic disorders such as acute migraine, where rapid systemic exposure could be beneficial. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™.

About iSPERSE™ Technology

Our innovative particle engineering technology creates dry powder, which solves limitations of conventional inhaled technologies and expands the universe of inhalable drug therapies. iSPERSE is a proprietary technology that allows a broad range of drugs to be formulated as small, dense, and dispersible particles for highly efficient drug delivery and deep penetration into the lungs. iSPERSE can efficiently deliver small molecules, drug combinations, peptides, proteins, and nucleic acids via the respiratory system for the treatment of both respiratory and non-respiratory diseases.

Forward-Looking Statements

Certain statements in this letter that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,”, “extended”, “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Timothy McCarthy, CFA
917-679-9282
tim@lifesciadvisors.com